Exhibit 10.6(j)

CALLIDUS CAPITAL CORPORATION

Suite 4320, Royal Trust Tower

77 King Street West

Toronto, Ontario

M5K 1K2

Fax (416) 941-9876

May 8, 2009

Blockbuster Canada Co.

c/o Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Attention: Mr. Thomas M. Casey, Chief Financial Officer

Dear Sir:

Callidus Capital Corporation (the “Lender”) hereby offers to the Borrower the following credit facility (“Credit Facility”), on the following terms and conditions:

1.	BORROWER:

Blockbuster Canada Co. (the “Borrower”)

2.	FACILITY:

(a)	Facility A: Single advance non-revolving loan in an amount of up to Twenty-five Million Dollars ($25,000,000.00) (the “Facility A Loan”).

(b)	Facility B: Single advance non-revolving loan in an amount of up to Ten Million Dollars ($10,000,000.00) (the “Facility B Loan” and collectively with the Facility A Loan, the “Loan”).

3.	PURPOSE:

The Loan shall be used for general corporate purposes.

4.	DEFINITIONS:

In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

(a)	“Additional Closing Documents” has the meaning attributed thereto in Paragraph 13 of this Agreement.

(b)	“Affiliate” has the same meaning as that term is given in the Business Corporations Act (Ontario).

(c)	“Applicable Laws” means, with respect to any person, property, transaction or event, all present or future statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction, in each case, having the force of law in any applicable jurisdiction.

(d)	“Authorization” means, with respect to any person, any authorization, order, permit, approval, grant, licence, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Entity having jurisdiction over such person, whether or not having the force of law.

(e)	“Availability Deficiency” has the meaning attributed thereto in Paragraph 15(g) of this Agreement.

(f)	“BBI” means Blockbuster Inc.

(g)	“BCI” means Blockbuster Canada Inc.

(h)	“Blocked Account” has the meaning attributed thereto in Paragraph 15(a) of this Agreement.

(i)	“Blocked Account Agreement” has the meaning attributed thereto in Paragraph 15(b) of this Agreement.

(j)	“Blocked Account Banks” mean the bank or banks in which the Blocked Accounts are maintained.

(k)	“Borrowing” means each use of the Credit Facility and all such usages outstanding at any time are “Borrowings”.

(l)	“Business Day” means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed in the province of Ontario.

(m)	“Cash Collateral Deficiency” has the meaning attributed thereto in Paragraph 15(g) of this Agreement.

(n)	“Collateral” means any and all assets of the Borrower in respect of which the Lender has or will have a Lien securing any amount owing under a Credit Document.

(o)	“Cost” means the aggregate of the supplier’s invoice cost of the inventory in question (net of all discounts, rebates and allowances and excluding all applicable taxes) plus inbound freight charges including to the Borrower’s distribution centre and/or retail locations, clearing charges and customs duties, and, provided there is no duplication, allocated distribution centre costs.

(p)	“Credit Documents” means this Agreement, the Security Agreements, and all other documents to be executed and delivered to the Lender by the Borrower or any other person, as the case may be, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.

(q)	“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

(r)	“Disbursement Account” means the Borrower’s existing account listed in Schedule “A” to this Agreement from which the Borrower shall make all of its payments and disbursements.

(s)	“Disclosure Schedule” means Schedule “B” attached hereto as amended from time to time with the written consent of the Lender.

(t)	“Distribution” means, in respect of any person and subject to the prohibitions and restrictions contained in Paragraph 18(b) of this Agreement, the amount of (i) any dividend or other distribution on issued shares or other equity interests of such person; (ii) the purchase, redemption or retirement amount of any issued shares, warrants or any other options or rights to acquire shares of the person redeemed, retired or purchased by such person; (iii) the payment of any management fees, the making of loans or advances to Borrower’s Affiliates or payment of fees and amounts payable under the License Agreements; and (iv) any payment made on, under or in respect of any debt of such person. For greater certainty, the exercise of a warrant or option for shares in the Borrower shall not constitute a Distribution.

(u)	“EBITDA” means, with respect to any period, an amount equal to the net income of the Borrower for such period determined in accordance with U.S. GAAP (except item (v) below), plus or minus, to the extent deducted or added in determining such net income for such period, and without duplication:

(i)	interest paid or payable or received or receivable;

(ii)	income taxes paid or payable or refunds received or receivable in respect of income taxes;

(iii)	depreciation and amortization expenses (other than depreciation and amortization of Rental Inventory) and other non-cash charges;

(iv)	extraordinary gains or losses and other one-time cash charges or gains; and

(v)	royalty and management fees paid to BBI pursuant to the License Agreements.

(v)	“Eligible Inventory” means Merchandise Inventory and Rental Inventory:

(i)	which is not, in the opinion of the Lender, obsolete or damaged;

(ii)	title to which is held by the Borrower;

(iii)	which is and continues to be acceptable to the Lender, in its sole discretion, for margining purposes;

(iv)	which is insured under an all-risks insurance policy acceptable to the Lender in its sole discretion and in which the Lender is named as the loss payee, and a certified copy of which is provided to the Lender by the Borrower;

(v)	which is not subject to any liens or any other security interest in favour of any person other than the Lender unless subordinated to the Lender in a manner acceptable to the Lender in its discretion; and

(vi)	which is not purchased or sold on consignment.

(w)	“Encumbrances” means any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, hypothec, levy, execution, seizure, attachment, garnishment, right of distress or other claim in respect of property of any nature or kind whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise) and includes arrangements known as sale and lease-back, sale and buy-back and sale with option to buy-back or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the PPSA or Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

(x)	“Equity” means the aggregate amount of:

(i)	the stated capital of all of the outstanding shares or other ownership interests of the Borrower;

(ii)	the Borrower’s accumulated retained earnings; and

(iii)	the amount without duplication, of any contributed surplus;

all as set forth in the financial statements for the Borrower as at the end of its most recently completed Fiscal Month and determined in accordance with U.S. GAAP.

(y)	“ET” means eastern daylight savings or standard time, as the case may be.

(z)	“Events of Default” has the meaning attributed thereto in Paragraph 25 of this Agreement.

(aa)	“Excluded Cash” means:

(i)	petty cash for minor store disbursements consistent with past practices; and

(ii)	cash floats for stores consistent with past practices.

(bb)	“Facility A Loan Availability” has the meaning attributed thereto in Paragraph 5 of this Agreement.

(cc)	“Fiscal Month” means the relevant 4 or 5 week period based upon the Borrower’s accounting cycle which is currently based on 4-4-5 week rotating periods.

(dd)	“GAAP” means generally accepted accounting principles in effect from time to time in Canada or, where so indicated, in the United States of America, applied in a consistent manner from period to period.

(ee)	“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any crown corporation incorporated by the foregoing; (iii) any subdivision or authority of any of the foregoing; or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(ff)	“Indemnified Person” has the meaning attributed thereto in Paragraph 23(b) of this Agreement.

(gg)	“Initial Blocked Account” means Bank of Montreal account number 0002 1590 118 at its 100 King Street West, Toronto, Ontario branch.

(hh)	“License Agreements” means the Master Services Agreement referred to in Paragraph 14(a)(xi) of this Agreement and the License Agreement referred to in Paragraph 14(a)(xii) of this Agreement;

(ii)	“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

(jj)	“Material Adverse Change” means any change, condition or event which, when considered individually or together with other changes, conditions, events or occurrences could reasonably be expected to have a Material Adverse Effect.

(kk)	“Material Adverse Effect” means a material adverse effect on (i) the business, revenues, operations, assets, liabilities (contingent or otherwise), financial condition or prospects of the person in question; (ii) on the rights and remedies of the Lender under the Credit Documents; (iii) on the ability of the Borrower to perform its obligations under the Credit Documents; or (iv) on the Liens created by the Security Agreements.

(ll)	“Material Permits” means the Authorizations, the breach, non-performance, cancellation or non-availability of which or failure of which to renew or maintain could reasonably be expected to have a Material Adverse Effect.

(mm)	“Merchandise Inventory” means inventory of pre-recorded videos and movies, video games, confections, licensed merchandise, audio books, music, consumer electronics, games hardware, games accessories and other entertainment related merchandise for in-store sale by Borrower to customers.

(nn)	“Monthly Borrowing Base Report” has the meaning attributed thereto in Paragraph 6 of this Agreement.

(oo)	“NOLV” means with respect to any real or personal property at any time, the Canadian dollar amount of the “net orderly liquidation value” of such property determined pursuant to an appraisal which is current at the time NOLV is being determined conducted by an appraiser acceptable to the Lender in its sole discretion.

(pp)	“Other Borrowing Base Report” has the meaning attributed thereto in Paragraph 5 of this Agreement.

(qq)	“Payroll Account” means the Borrower’s payroll account at Royal Bank of Canada account number 0002 119 109 7.

(rr)	“Pension Plans” means each of the pension plans which the Borrower sponsors or administers or into which the Borrower makes contributions.

(ss)	“Permitted Encumbrances” means, without Lender having or being deemed to have acknowledged, acquiesced or agreed to the quantum of such Encumbrances or to the priority, enforceability, or validity of same:

(i)	any “purchase money security interests” or vendor’s hypothecs or other Encumbrances, in each case on equipment (as defined in the PPSA) used by the Borrower in the operation of its business and which is not for resale, lease or rental to its customers which is assumed, created or reserved to secure the unpaid purchase price of, or future lease payments for, such equipment after the date hereof provided that any such Encumbrance is limited to the equipment so acquired and the proceeds thereof including, subject to Paragraph 14(a)(ii) of this Agreement, Ontario PPSA File No. 643893183 in favour of CBSC Capital and the lease in respect thereof;

(ii)	any Statutory Encumbrances;

(iii)	zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of the Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(iv)	the rights reserved to or vested in any person by the terms of any lease, license (but subject to the Rights Agreements) or permit held by the Borrower or by any statutory provision, to terminate any such lease, license or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(v)	Encumbrances (including servicing agreements, development agreements, site plan agreements and other agreements) with or given to a public utility or any municipality or governmental or other public authority, provided that such Encumbrances do not interfere in any material respect with the use of the real property affected thereby or ordinary conduct of the business of the Borrower as presently conducted;

(vi)	applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and do not interfere in any material respect with the use of the real property affected thereby or ordinary conduct of the business of the Borrower as presently conducted;

(vii)	subject to the continued subordination of same to the security of the Lender as contemplated in Paragraph 14(a)(i) of this Agreement and only so long as such subordination continues, RPMRR conventional hypothec without delivery #01-0181494-0001 against the Borrower in favour of Du Bocage Co-Propriete Enr., Rene Beaucage, acting under the business name Du Bocage Co-Propriete Enr., Joseph Beaucage, acting under the business name Du Bocage Co-Propriete Enr., Gerald Beaucage, acting under the business name Du Bocage Co-Propriete Enr.;

(viii)	Encumbrances in the nature of title retention provisions contained in Supply Agreements and in a Scan Based Trading Short Form Agreement dated November 7, 2008 between the Borrower and Sony Pictures Home Entertainment Canada Ltd.; and

(ix)	Encumbrances in favour of the Lender created by the Credit Documents.

(tt)	“person” includes a natural person, a partnership, a joint venture, a trust, a fund, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity.

(uu)	“PPSA” means the Personal Property Security Act as in effect from time to time in the Province of Ontario; provided that, if validity, perfection or the effect of perfection or non-perfection or the priority of the security interest granted by any Security Agreement in any Collateral and the rights and remedies of the Lender are governed by the PPSA or other similar legislation as in effect in a jurisdiction other than Ontario, then “PPSA” shall mean the Personal Property Security Act or other similar legislation as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or priority and to such rights and remedies.

(vv)	“Priority Claims” means the aggregate of any amounts accrued or payable by the Borrower which under any law may rank prior to or pari passu with any of the Security Agreements or otherwise in priority to any claim by the Lender for payment or repayment of any amounts owing under this Agreement, including to the extent of such priority: (i) wages, salaries, commissions or other remuneration (including, without limitation, amounts payable pursuant to the Wage Earner Protection Program Act); (ii) vacation pay; (iii) pension plan contributions; (iv) amounts required to be withheld from payments to employees or other persons for federal and provincial income taxes, employee Canadian Pension Plan contributions and employee Employment Insurance premiums, additional amounts payable on account of employer Canada Pension Plan contributions and employer Employment Insurance premiums; (v) federal goods and services tax; (vi) provincial sales or other consumption taxes; (vii) Workers’ Compensation Board and Workplace Safety and Insurance Board premiums or similar premiums; (viii) rent and other amounts payable in respect of the use of real property; and (ix) claims which suppliers could assert pursuant to Section 81.1 or Section 81.2 of the Bankruptcy and Insolvency Act (Canada).

(ww)	“Receiver” has the meaning attributed thereto in Paragraph 25 of this Agreement.

(xx)	“related person” means all of the Borrower’s Affiliates, subsidiaries, officers, employees, agents, directors or other persons.

(yy)	“Rental Inventory” means inventory of pre-recorded videos and movies and video games for in-store rental by Borrower to customers.

(zz)	“Repayment Date” has the meaning attributed thereto in Paragraph 8 of this Agreement.

(aaa)	“Restatement Effective Date” means May 11, 2009.

(bbb)	“Rights Agreements” means the Rights Agreements referred to in Paragraph 14(a)(xiii) of this Agreement.

(ccc)	“Security Agreements” means, collectively, the agreements referred to in Paragraph 13 and any other security granted to the Lender, as security for the obligations of the Borrower under this Agreement and the other Credit Documents, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.

(ddd)	“Shrink Reserve” means a reserve for inventory shrinkage established from time to time by the Lender in its discretion and which is, inter alia, based upon the Borrower’s actual historical shrink results disclosed by its current and prior physical inventory counts and adjusted, if necessary, for then current economic conditions.

(eee)	“Solvent” means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person; (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

(fff)	“Statutory Encumbrances” means any Encumbrances arising by operation of Applicable Laws, including, without limitation, for carriers, warehousemen, repairers’, taxes, assessments, statutory obligations and government charges and levies for amounts not yet due and payable or which may be past due but which are being contested in good faith by appropriate proceedings (and as to which there are no other enforcement proceedings or they shall have been effectively stayed).

(ggg)	“Supply Agreements” has the meaning attributed thereto in Paragraph 16(s) of this Agreement;

(hhh)	“Term of this Agreement” means the period from and including the date on which this Agreement is executed to and including the date on which all amounts owing by the Borrower to the Lender hereunder have been paid in full and the Lender has no further obligations hereunder.

(iii)	“Termination Date” has the meaning attributed thereto in the U.S. Credit Amending Agreement.

(jjj)	“U.S. Credit Agreement” means the Credit Agreement dated as of August 20, 2004 as amended and restated as of April 2, 2009 among BBI, JPMorgan Chase Bank, N.A. and others.

(kkk)	“U.S. Credit Amending Agreement” means the Amendment dated as of April 2, 2009 among BBI, JPMorgan Chase Bank, N.A. and others which, inter alia, provides for the coming into force of the U.S. Credit Agreement.

Words importing the singular include the plural thereof and vice versa and words importing gender include the masculine, feminine and neuter genders.

For the purposes of the Province of Quebec, references in this Agreement to a “lien”, “mortgage” or “security interest” shall include a “hypothec” and “servitude” and references to “setoff” shall include “compensation”.

5.	FACILITY A LOAN AVAILABILITY:

On the fifth (5th) Business Day of each Fiscal Month (or as more frequently required by the Lender at any time and from time to time), the Borrower will provide a report (a “Monthly Borrowing Base Report”) to the Lender (in the form attached hereto as Schedule “C” with such modifications thereto as the Lender shall require and certified as correct by the chief financial officer of the Borrower) providing, as at the end of the previous Fiscal Month, a listing of all of the Borrower’s inventories, a summary trial balance, details of any existing and/or potential Priority Claims then existing, and any other information that may be reasonably required by the Lender.

On the first (1st) Business Day of each week (except the first week of each month), or at the Lender’s option more frequently at any time and from time to time, the Borrower will provide a report (an “Other Borrowing Base Report”) to the Lender (in the form attached hereto as Schedule “C” with such modifications thereto as the Lender shall require and certified as correct by the chief financial officer of the Borrower) providing, as at the end of the previous week (or other time as aforesaid), a good faith estimate of all of the Borrower’s inventories, details of any existing and/or potential Priority Claims then existing, and any other information that may be reasonably required by the Lender.

For the purposes of enabling the Lender to calculate the amount of cash collateral to be provided by the Borrower to the Lender pursuant to this Agreement, the Lender shall on the next Business Day following receipt by it of the Monthly Borrowing Base Report or Other Borrowing Base Report, as the case may be, determine availability in accordance with the following formula (the “Facility A Loan Availability”):

the LESSER of:

(a)	sixty percent (60%) of the Cost of Rental Inventory and the weighted average Cost of Merchandise Inventory, determined in a manner consistent with the Borrower’s current practices (save as otherwise provided in the definition herein of Cost), and as reflected in the then current Monthly Borrowing Base Report or Other Borrowing Base Report, as the case may be;

OR

(b)	ninety percent (90%) of the then NOLV of the Eligible Inventory as reflected in its then current Monthly Borrowing Base Report or Other Borrowing Base Report, as the case may be;

LESS the aggregate of:

(c)	the amount of the Facility A Loan then outstanding, together with all amounts owing by the Borrower to the Lender under this Agreement (including, without limitation, interest owing on the amount of the Loan then outstanding, but excluding any principal amount outstanding, but not yet payable, in respect of the Facility B Loan) or under any other Credit Document;

PLUS

(d)	reserves, determined by the Lender in its sole discretion, in respect of actual and/or potential Priority Claims and Statutory Encumbrances, Shrink Reserve, outstanding rental reserve and obsolesence reserve for Rental Inventory;

PLUS

(e)	any other reserves, determined by the Lender in its sole discretion.

The Facility A Loan Availability calculated as aforesaid will remain in effect until the receipt by the Lender of the next Fiscal Month’s Monthly Borrowing Base Report or next week’s (or other time as aforesaid) Other Borrowing Base Report, as the case may be, and calculation by the Lender of Facility A Loan Availability based thereon. Provided further that if such next Fiscal Month’s Monthly Borrowing Base Report or next week’s (or other time as aforesaid) Other Borrowing Base Report, as the case may be, is not received by the Lender on or before the fifth (5th ) Business Day of the Fiscal Month or first (1st) Business Day of the week or other time as aforesaid, the Facility A Loan Availability shall be zero until such report has been received by the Lender and the Lender has calculated the Facility A Loan Availability based thereon.

6.	ADVANCE OF FACILITY A LOAN:

(a)	There shall be only one Facility A Loan advance. Provided that no Default or Event of Default has occurred, and that at the time the advance is to be made the conditions contained in Paragraph 14(a) of this Agreement have then been satisfied, the Lender shall advance the sum of Twenty-five Million Dollars ($25,000,000) as the Facility A Loan advance on May 8, 2009. The full amount of the said Facility A Loan advance shall be deposited into the Initial Blocked Account and shall thereafter be transferred to the Lender by way of a cash sweep of the Initial Blocked Account by Bank of Montreal pursuant to the blocked account agreement among the Lender, the Borrower and the said Bank to be held by the Lender as cash collateral pursuant to the agreement contemplated in Paragraph 13(e) of this Agreement.

(b)

Provided that no Default or Event of Default has occurred and that the conditions contained in Paragraph 14(b) of this Agreement have then been satisfied, the Lender shall transfer the amount contemplated in Paragraph 6(a) of this Agreement (less the amount, if any, contemplated in Paragraph 6(c) of this Agreement) to the Borrower’s Disbursement

Account on the day on which the last of the conditions contained in Paragraph 14(b) of this Agreement is satisfied and if same occurs by 3:00 p.m. ET, or on the Business Day following the day on which the last of such conditions is satisfied if same occurs after 3:00 p.m. ET.

(c)	Prior to the transfer contemplated in Paragraph 6(b) of this Agreement, the Lender shall calculate the then Facility A Loan Availability. To the extent that the then Facility A Loan Availability is less than Twenty-five Million Dollars ($25,000,000), the Lender shall retain an amount equal to such difference, shall not transfer such amount pursuant to Paragraph 6(b) of this Agreement, and shall continue to hold such amount as cash collateral pursuant to the cash collateral agreement contemplated in Paragraph 13(e) of this Agreement.

(d)	Notwithstanding any other provision of this Agreement and for greater clarity, the Lender and Borrower acknowledge and agree that, prior to a Default and following a Default but prior to the Lender exercising any of its rights and remedies herein or as hereafter referred to with respect to the funds hereinafter referred to, each of (i) the funds advanced by the Lender as contemplated in Paragraph 6(a) of this Agreement, (ii) the funds that are from time to time deposited into the Initial Blocked Account or the Blocked Accounts as provided in this Agreement, and (iii) the funds that are from time to time held by the Lender as cash collateral pursuant to this Agreement or any other Credit Document, are and shall be the property of the Borrower, subject to: (iv) the rights of the Lender contained in this Agreement; (v) any and all other rights granted to the Lender in any other agreement now or hereafter in effect between the Borrower and the Lender; and (vi) any other rights and remedies the Lender may have as a secured party at law or in equity.

7.	ADVANCES OF FACILITY B LOAN

(a)

There shall be only one Facility B Loan advance. A request for a Facility B Loan advance shall be made by the Borrower in writing. A request for a Facility B Loan advance may not be made until after the sixtieth (60th) day following the first Facility A Loan advance made hereunder. The Lender may, in its absolute discretion, determine whether or not it wishes to provide a Facility B Loan advance and, if so, the amount thereof. Any Facility B Loan advance to be made hereunder will, less any amounts to be deducted therefrom as provided for hereunder, be deposited into the Borrower’s Disbursement Account.

(b)	Notwithstanding anything to the contrary contained in this Agreement, any Facility B Loan advance to be made by the Lender shall be subject to a maximum to be advanced under this Paragraph 7 by the Lender of Ten Million Dollars ($10,000,000).

8.	TERM:

The Loan (together with all accrued interest and all other amounts payable hereunder) shall be repaid in full upon the date (the “Repayment Date”) which is the earliest of:

(a)	September 30, 2010;

(b)	the occurrence of an Event of Default and written notice to the Borrower (it being acknowledged that such notice may be immediate) declaring the Borrowings outstanding hereunder to be immediately due and payable; or

(c)	on or after the amendments and restatements provided for in the U.S. Credit Amending Agreement become effective, the termination of all of the Revolving Commitments pursuant to (and as defined in) the U.S. Credit Agreement.

9.	INTEREST RATE:

(a)

Interest on the principal amount of each advance made hereunder and outstanding from time to time shall be calculated at a rate of eighteen percent (18%) per annum, which interest shall be calculated daily on the daily closing principal balance owing hereunder in respect of the Loan, not in advance, and shall be payable both before and after default and/or judgment as well after as before maturity. Interest calculated as aforesaid shall be payable monthly, on the first day of each month until the full amount outstanding hereunder on account of the Loan has been paid. The first payment of interest hereunder shall be payable on the first day of June, 2009, computed from the 8th day of May, 2009.

(b)	Interest on overdue interest payable in respect of the Loan shall be calculated at the aforementioned interest rate, shall be compounded monthly and shall be payable on demand.

(c)	Any unpaid costs and expenses and other fees and charges contemplated herein which are not paid when due hereunder shall bear interest calculated at the aforementioned interest rate which interest shall be payable on demand.

(d)	For purposes of disclosure under the Interest Act (Canada), where in this Agreement or in any Security Agreement an annual rate of interest is to be calculated during a leap year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by 366 and divided by 365.

(e)	For greater certainty, whenever any amount is payable under any Credit Document by the Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method”.

10.	PREPAYMENT:

(a)	Subject to Paragraph 10(b), prepayment of the Loan in part (but subject to Paragraph 10(d) of this Agreement) or in full (together in any such case with all accrued interest and other amounts payable hereunder) is permitted at any time.

(b)	If prepayment of the Loan is made on or before November 8, 2009, the Borrower shall pay a prepayment fee in the amount of Two Hundred Thousand Dollars ($200,000).

(c)	If prepayment of the Loan is made after November 8, 2009, but before the Repayment Date, the Borrower shall pay a prepayment fee in the amount of One Hundred Thousand Dollars ($100,000).

(d)

Prepayment of the Loan in part shall only be permitted where the then outstanding principal amount of the Loan is more than Ten Million Dollars ($10,000,000) and where the result of such partial prepayment does not reduce the then outstanding principal amount of the Loan after such prepayment to an amount less than Ten Million Dollars ($10,000,000).

11.	FACILITY FEE:

(a)	The Borrower shall pay a non-refundable facility fee in the amount of Two Hundred and Fifty Thousand Dollars ($250,000.00) which fee shall be payable by deduction from the Facility A Loan advance and shall be fully earned at the time of the execution of this Agreement.

(b)	The Borrower shall pay a further non-refundable facility fee in the amount of one percent (1%) of the amount of any Facility B Loan advance made hereunder, which fee shall be payable by deduction from the Facility B Loan advance and shall be fully earned at the time of the making of the said Facility B Loan advance.

12.	MAINTENANCE AND MONITORING FEE:

The Borrower shall pay a maintenance and monitoring fee in the amount of One Thousand Seven Hundred and Fifty Dollars ($1,750.00) for each month or partial month, until the Loan is repaid in full. The aforesaid fee shall be paid monthly on the last Business Day of each month during which such fee is payable, as provided for herein, and upon repayment of the Loan in respect of the final month in question.

13.	SECURITY:

The Loan shall be evidenced or secured by the following documents, made by the Borrower, which shall be provided contemporaneously with the execution of this Agreement, shall be in form and substance satisfactory to the Lender and shall be supported by all necessary resolutions and opinions (each in form and substance satisfactory to the Lender and the Lender’s counsel):

(a)	a promissory note made by the Borrower;

(b)	a general security agreement from the Borrower in favour of the Lender granting a first-ranking security interest in all of its present and after-acquired real and personal property, assets and undertaking, subject to Permitted Encumbrances;

(c)	a deed of moveable hypothec under Quebec law granting a first-ranking charge in all present and future personal (moveable) collateral of the Borrower located in the Province of Quebec, subject to Permitted Encumbrances;

(d)	an assignment of all of the Borrower’s rights and interests pursuant to the License Agreements;

(e)	a cash collateral agreement pursuant to which the Borrower will, from time to time and as adjusted from time to time, deposit cash with the Lender as additional security for the liabilities and obligations of the Borrower hereunder and in respect of which the Borrower will grant to the Lender a security interest pursuant to the PPSA; and

(f)	an assignment of insurance from the Borrower covering fire and all risks normally insured against by similar businesses to that carried on by the Borrower and in such form and amount as the Lender may require in respect of all of the Collateral and in respect of which the Lender is shown as a loss payee.

In addition, the Borrower shall provide the Lender with the following (the “Additional Closing Documents”), in form and substance satisfactory to the Lender:

(g)	such officers’ certificates with respect to the Borrower and such legal opinions and other supporting documents as the Lender shall require; and

(h)	an acknowledgement by the head landlord of the Borrower’s distribution centre and by 3E Logistics Inc. of the Lender’s security interest in the assets of the Borrower, waivers satisfactory to the Lender by such persons of any Lien or other claims by either of them to the Borrower’s assets and agreements permitting the Lender access to, and a right to remain on, the premises in question to exercise its rights and remedies and otherwise deal with the Borrower’s assets.

The Borrower will from time to time at its expense duly authorize, execute and deliver to the Lender such further instruments and documents and take such further action as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Lender by the Security Agreements and of the rights and remedies therein granted to the Lender, including without limitation, the filing of financing statements or other documents under any Applicable Law with respect to the Liens created thereby. Unless prohibited by Applicable Law, the Borrower authorizes the Lender to file any such financing statement or similar documents without the signature of the Borrower.

The Borrower acknowledges that changes to Applicable Law may require the execution and delivery of different forms of documentation, and accordingly the Lender shall have the right to require that the Security Agreements be amended, supplemented or replaced (and the Borrower shall duly authorize, execute and deliver to the Lender on request any such amendment, supplement or replacement with respect to any of the Security Agreements to which the Borrower is a party): (i) to reflect any change in Applicable Law, whether arising as a result of statutory amendments, court decisions or otherwise; or (ii) to facilitate the creation and registration of appropriate forms of security in all applicable jurisdictions.

14.	CONDITIONS:

(a)	Each of the following is a condition precedent to the initial Borrowing hereunder:

(i)	The Lender shall have received from the secured creditor described in Schedule “D” hereto, a postponement and subordination of the security held by such secured party in favour of the Lender;

(ii)	The Lender shall have received from CBSC Capital an acknowledgement in favour of the Lender and its successors and assigns, in a form acceptable to the Lender, specifying the collateral which is the subject matter of the PPSA registration in its favour, and confirming that such secured creditor will not take any new security which ranks or purports to rank ahead of the Security Agreements pursuant to such registration;

(iii)	The Borrower shall have opened its Initial Blocked Account and shall have entered into a blocked account agreement satisfactory to the Lender in its discretion with respect to such account;

(iv)	The Security Agreements shall have been duly executed and delivered and, where required, registered;

(v)	The Lender shall have received the Additional Closing Documents;

(vi)	At or prior to the time the advance in question is to be made, no Default or Event of Default shall have occurred and be continuing;

(vii)	The Lender shall have completed all of its due diligence investigations and shall, in its sole discretion, be satisfied with the results of same;

(viii)	The Lender shall have received an appraisal satisfactory to it in its sole discretion with respect to the Borrower’s Eligible Inventory;

(ix)	The Lender shall have received evidence satisfactory to it that all insurance coverage contemplated in this Agreement is then in place;

(x)	The Lender shall have received payment of all fees (including all legal fees of the Lender), expenses and other amounts then payable under the Credit Documents;

(xi)	The Borrower and BBI shall have entered into a Master Services Agreement in the form attached hereto as Schedule “E”;

(xii)	The Borrower and BBI shall have entered into a License Agreement with respect to, inter alia, trademarks and other intellectual property in the form attached hereto as Schedule “F”;

(xiii)	The Lender and BBI shall have entered into Rights Agreements in the form attached hereto as Schedules “G” and “H”;

(xiv)	The Lender shall have received the deposit referred to in Paragraph 24 of this Agreement from the Borrower;

(xv)	The Lender shall have received from the Borrower the facility fee referred to in Paragraph 11(a) of this Agreement;

(xvi)	The board of directors of BBI shall, by no later than 2:30 p.m. ET on May 8, 2009, have approved the amendments and restatements contemplated in the U.S. Credit Amending Agreement becoming effective on or before May 11, 2009 and shall have approved the U.S. Credit Agreement and its coming into force on or before May 11, 2009 and the Borrower shall have delivered to the Lender a letter from BBI’s general counsel in a form acceptable to Lender certifying that said approvals have been properly given by BBI’s board of directors;

(xvii)

Contemporaneously with the execution of this Agreement, the Lender and the Borrower shall have entered into an agreement, in a form acceptable to the Lender, pursuant to which the Borrower agrees that if it at any time prior to payment and repayment in full of all of the Borrower’s liabilities and obligations owing and payable to the Lender pursuant to this Agreement wishes to arrange new or additional debt financing (including financing of any future acquisitions by the Borrower) it shall acknowledge that it requires the consent of the Lender and will further agree that the Lender shall be granted a first right of refusal to provide such debt financing;

(xviii)	There shall not have occurred or become known any Material Adverse Change with respect to the Borrower or any condition or event that could reasonably be expected to result in a Material Adverse Change with respect to the Borrower, in each case, since January 4, 2009;

(xix)	There shall not have occurred or become known any Material Adverse Change with respect to BBI or any condition or event that could reasonably be expected to result in a Material Adverse Change with respect to BBI, in each case, since January 4, 2009 (provided that the Lender acknowledges and accepts the “going concern” qualification on BBI’s financial statements for its year ended January 4, 2009 and that a similar qualification will be included in BBI’s financial statements for its year ended January 3, 2010); and

(xx)	No other event shall have occurred that, in the Lender’s sole discretion, materially adversely affects or could materially adversely affect either: (i) the business, assets, liabilities, prospects, financial condition or operations of the Borrower or of BBI, or (ii) the value of the Collateral which is the subject matter of the Security Agreements.

(b)	Each of the following is a condition precedent to the transfer contemplated in Paragraph 6(b) of this Agreement and to any subsequent Borrowing hereunder:

(i)	All of the conditions contained in Paragraph 14(a) shall have been satisfied and shall as at the time of the making of the subsequent advance in question continue to be satisfied;

(ii)	All of the representations and warranties of the Borrower herein are true and correct on and as of such date as though made on and as of such date, except in the case of a representation or warranty of the Borrower that is made with respect to a specific date, in which case such representation or warranty shall have been true on such date;

(iii)	No event or condition has occurred and is continuing, or would result from such Borrowing, which constitutes or which, with notice, lapse of time, or both, would constitute, a breach of any covenant or other term or condition of this Agreement or of any Credit Document. For the purposes of this Paragraph, the covenants referred to in Paragraph 18(d) of this Agreement shall be deemed to have been in effect since the execution of this Agreement notwithstanding Paragraph 18(d) of this Agreement;

(iv)	Such Borrowing will not violate any Applicable Law then in effect;

(v)	If such subsequent advance is a Facility B Loan advance, the Lender shall have received the facility fee referred to in Paragraph 11(b) of this Agreement at or prior to the time of the making of the advance in question;

(vi)	No Default or Event of Default shall have occurred and be continuing;

(vii)	The amendments and restatements provided for in the U.S. Credit Amending Agreement shall have become effective as contemplated therein and the U.S. Credit Agreement shall be in full force and effect and the Borrower shall have delivered to the Lender a letter from BBI’s general counsel in a form acceptable to the Lender certifying to such effect;

(viii)	There shall not have occurred or become known any Material Adverse Change with respect to the Borrower or any condition or event that could reasonably be expected to result in a Material Adverse Change with respect to the Borrower, in each case, since January 4, 2009;

(ix)	There shall not have occurred or become known any Material Adverse Change with respect to BBI or any condition or event that could reasonably be expected to result in a Material Adverse Change with respect to BBI, in each case, since January 4, 2009 (provided that the Lender acknowledges and accepts the “going concern” qualification on BBI’s financial statements for its year ended January 4, 2009 and that a similar qualification will be included in BBI’s financial statements for its year ended January 3, 2010); and

(x)	No other event shall have occurred that, in the Lender’s sole discretion, acting reasonably, materially adversely affects or could materially adversely affect either: (i) the business, assets, liabilities, prospects, financial condition or operations of the Borrower or of BBI, or (ii) the value of the Collateral.

(c)	The making of Borrowings hereunder, without the fulfillment of one or more conditions set forth in Paragraphs 14(a) or 14(b), shall not constitute a waiver of any such condition, and the Lender reserves the right to require fulfillment of such condition in connection with any subsequent Borrowing.

15.	CASH MANAGEMENT SYSTEMS:

(a)

Within thirty (30) days following execution of this Agreement, the Borrower shall use its reasonable best efforts to establish and, once established, shall continue to maintain, at its expense, blocked accounts at the banks identified at level A on Schedule “I” hereto as determined by the Lender (“Blocked Accounts”) into which the Borrower shall promptly deposit all funds received from all sources other than Excluded Cash but including, without limitation, all account receivable payments, cash sales receipts, credit card payments, any and all refunds received from any source whatsoever and any proceeds of any advances or other loans made to them and shall direct their account debtors that remit payments by electronic funds transfers to directly remit all payments into the Blocked Accounts. For greater certainty, the Borrower’s agreement to use its reasonable best efforts to establish the Blocked Accounts shall not require the Borrower to change any of its banking relationships if a bank refuses to establish the Blocked Accounts contemplated hereby. Until the Blocked Accounts are established as aforesaid, or if the Borrower, following the use of its reasonable best efforts to do so, is unsuccessful in establishing some or all of the Blocked Accounts contemplated hereby then, with respect to those banks where it is unable to do so, the Borrower shall, on a daily basis, wire transfer to the Initial Blocked Account all monies in all of the Borrower’s deposit accounts other than Excluded Cash (including, without limitation, all of the accounts shown on Schedule “I” hereto) and which monies shall thereafter be transferred to the Lender by way of cash sweeps of the Blocked Accounts by the Blocked Account Banks pursuant to the Blocked Account Agreements to be held by the Lender as cash collateral pursuant to the agreement contemplated in Paragraph 13(e) of this Agreement.

(b)	The Blocked Account Banks and the Borrower shall enter into agreements (“Blocked Account Agreements”), in form and substance satisfactory to the Lender providing that the Blocked Account Banks have no Lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the Blocked Account Banks will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to the Lender’s account, as the Lender may from time to time designate for such purpose, to be held by the Lender as cash collateral pursuant to the agreement contemplated in Paragraph 13(e) of this Agreement.

(c)	Within thirty (30) days following execution of this Agreement, the Borrower shall take all steps necessary to cause all monies currently deposited into the account identified on Schedule “I” hereto as the “credit and debit cards” account to be instead deposited into one of the Blocked Accounts (or, in the interim, into the Initial Blocked Account).

(d)	Any monies, cheques, notes, drafts or any other payment which come into the possession or under the control of the Borrower or, in the case of any related person, comes into its possession or under its control and is rightfully that of the Borrower, shall, immediately upon receipt thereof where received by the Borrower or upon the Borrower becoming aware of the receipt thereof where received by a related person, be deposited by the Borrower, or shall be caused by the Borrower to be deposited, in the Blocked Accounts and shall be dealt with as contemplated in Paragraph 15(b) of this Agreement. In no event shall the same be commingled with any of the Borrower’s own funds. The Borrower agrees to reimburse the Lender on demand for any amounts owed or paid to the Blocked Account Banks regarding the Blocked Accounts or any other bank or person involved in the transfer of funds to or from such Blocked Accounts arising out of the Lender’s payments to or indemnification of such bank or person.

(e)	The Lender shall, on each Business Day in respect of amounts received from the Borrower’s Blocked Accounts on the previous Business Day and held by the Lender as cash collateral as aforesaid, provided that no Default or Event of Default has occurred and subject to Paragraph 15(g) of this Agreement, transfer such amounts to the Borrower’s Disbursement Account.

(f)	The Borrower shall make all of its payments and disbursements only from its Disbursement Account or from its Payroll Account.

(g)

Upon receipt of the Monthly Borrowing Base Report or Other Borrowing Base Report, as the case may be, the Lender shall calculate the then Facility A Loan Availability as contemplated in Paragraph 5 of this Agreement and shall calculate the amount, if any, by which the amount of the Loan then outstanding (including principal, accrued and unpaid interest, unpaid fees and expenses and all other amounts owing by the Borrower to the

Lender under this Agreement but excluding any principal amount then outstanding but not yet payable in respect of the Facility B Loan) exceeds the then Facility A Loan Availability (such excess, if any, being the “Availability Deficiency”). The Lender shall further calculate the amount, if any, by which the Availability Deficiency exceeds the amount of cash then held by the Lender as cash collateral pursuant to the agreement contemplated in Paragraph 13(e) of this Agreement (such excess, if any, being the “Cash Collateral Deficiency”). The Lender shall, in addition to any cash collateral then held by it, retain amounts received from the Borrower’s Blocked Accounts as additional cash collateral until it has retained amounts which in the aggregate equal the Cash Collateral Deficiency and only thereafter shall the provisions of Paragraph 15(e) of this Agreement apply.

16.	BORROWER’S REPRESENTATIONS:

The Borrower represents and warrants, which representations and warranties are deemed to be repeated at the time of each advance hereunder as though made at such time, except in the case of a representation or warranty of the Borrower that is made with respect to a specific date, in which case such representation or warranty shall have been true on such date, as follows:

(a)	The Borrower is a corporation, duly incorporated and organized and validly existing under the laws of the Province of Nova Scotia. The Borrower is duly qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary except where failure to be so qualified would not have a Material Adverse Effect. The Borrower has all necessary corporate power and authority to own or lease its property and assets and to carry on its business as now being conducted by it, and to authorize, create, execute, deliver and perform all of its obligations under the Credit Documents in accordance with their respective terms and the transactions contemplated thereunder are all within the Borrower’s corporate powers;

(b)	The execution, delivery and performance of the Credit Documents and the transactions contemplated thereunder have been duly authorized and are not in contravention of Applicable Laws or the terms of Borrower’s certificate of incorporation, bylaws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and the Credit Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms;

(c)

Except as disclosed in the Disclosure Schedule, the Borrower is not in default under any of its obligations and there are no actions, suits or proceedings, pending or, to the best of the Borrower’s knowledge, threatened, against or affecting it which if adversely determined against Borrower would result in a Material Adverse Effect. Without limiting the foregoing, except as set forth in the Disclosure Schedule, to the best of Borrower’s knowledge, there is no present investigation by any governmental agency pending or threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any person pending, or to the best of Borrower’s knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in any material adverse change in the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Credit Documents to which it is a party or of Lender to enforce any obligations or realize upon any Collateral;

(d)	No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity or other person is or was necessary in connection with the execution, delivery and performance of obligations by the Borrower under the Credit Documents except as are in full force and effect, unamended;

(e)	The only jurisdictions (or registration districts within such jurisdictions) in which the Borrower has any place of business or stores any tangible personal property are listed in the Disclosure Schedule. The Borrower’s chief executive office is identified as such in the Disclosure Schedule;

(f)	The Borrower possesses all Material Permits necessary to properly conduct its business. Each such Material Permit is (i) in full force and effect except as would not have a Material Adverse Effect; and (ii) not subject to any dispute. No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any such Material Permit;

(g)	There are no collective bargaining agreements to which the Borrower is a party;

(h)	All contributions or premiums required to be made or paid by the Borrower to or in respect of the Pension Plans have been made and paid in a timely fashion in accordance with the terms thereof and Applicable Laws.

(i)	All financial books and records of the Borrower have been fully, properly and accurately kept and completed in accordance with GAAP and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Borrower maintains its books and records at the location(s) identified in the Disclosure Schedule. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein;

(j)	The Borrower is not in violation of its constating documents, its by-laws or any shareholders’ agreement applicable to it. No event has occurred or condition exists, and is continuing after the applicable grace period, if any, specified in any agreement or instrument relating to any debt of the Borrower, the effect of which is to accelerate, or permit the acceleration of such debt. No debt of the Borrower has been declared to be due and payable prior to its stated maturity other than as disclosed in the Disclosure Schedule. No event has occurred and is continuing which constitutes, or which, with notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition under any of the Credit Documents;

(k)

Neither this Agreement nor any certificate furnished to the Lender by or on behalf of any of the Borrower in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact. All forecasts and projections supplied to the Lender in connection with the transactions contemplated by this Agreement were prepared in good faith, disclosed all relevant material assumptions and the most recent versions of all such forecasts provided to the Lender were at the time of delivery based on estimates believed by the Borrower to be reasonable. There is no fact known to the

Borrower which has not been disclosed to the Lender which could reasonably be expected to have a Material Adverse Effect;

(l)	The Borrower has no subsidiaries and does not have an equity interest in any other entity;

(m)	The Disclosure Schedule sets forth the commitments of any lender for all debt for borrowed money to be advanced to the Borrower, and all debt for borrowed money outstanding, of the Borrower;

(n)	The Liens granted to Lender under this Agreement and the other Security Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to Permitted Encumbrances. Borrower has good and marketable title to all of the properties and assets owned by it subject to no Liens of any kind, except those granted to Lender and Permitted Encumbrances;

(o)	There has not occurred or become known to the Borrower any Material Adverse Change in respect of the Borrower since January 4, 2009;

(p)	The financing transactions hereunder (i) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Entity, except such as have been obtained or made and are in full force and effect, (ii) will not violate in any material respect any Applicable Law and will not violate the charter, by-laws or other organizational or constitutional documents of the Borrower or any order of any Governmental Entity, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower in a manner which would reasonably be expected to have a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower (other than the Liens created by the Credit Documents or Permitted Encumbrances);

(q)	The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrower, the use thereof by the Borrower does not infringe upon the rights of any other person;

(r)	The Borrower owns and operates all Blockbuster locations in Canada and does not have any franchisees;

(s)	The Borrower maintains direct contractual relationships with all suppliers of its inventory (“Supply Agreements”) independent of any relationships, contractual or otherwise, which BBI may have with any such suppliers or with any of their Affiliates and complete and accurate copies of all such contracts (other than purchase orders) have been provided by Borrower to Lender;

(t)	BCI is the sole shareholder of the Borrower and has no assets or liabilities other than the said shares owned by it and other than liabilities pursuant to guarantees issued in respect of the U.S. Credit Agreement and in respect of that certain Indenture dated as of April 20, 2004 (as amended, supplemented or otherwise modified from time to time), by and among BBI, as issuer, BCI and the other subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, in respect of BBI’s 9% Senior Subordinated Notes due 2012. The sole shareholder of BCI is BBI;

(u)	The Borrower has not guaranteed any of the liabilities or obligations of BBI or of BCI;

(v)	Neither BBI nor BCI has guaranteed any of the liabilities or obligations of the Borrower, except that BBI has guaranteed the obligations of the Borrower pursuant to a Moneris VISA National Account Merchant Agreement/Moneris MasterCard National Account Merchant Agreement dated February 11, 2008 between the Borrower and Moneris Solutions Corporation;

(w)	The Borrower maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations;

(x)	As of the date hereof, both before and after giving effect to (a) the financing transactions to be consummated on the date hereof and (b) the payment and accrual of all fees, costs and expenses in connection therewith, the Borrower are and will be Solvent;

(y)	Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid federal, provincial, municipal, local, foreign and other taxes whether or not yet due and payable and whether or not disputed;

(z)	The Borrower is not aware of any facts or circumstances which would have an adverse impact on the value of the Collateral taken as a whole, other than depreciation or diminution of value of items of Collateral in the ordinary course of business. The provisions of the Credit Documents create legal and valid liens on all the Collateral in favor of the Lender, and such liens constitute perfected and continuing liens on the Collateral and have priority over all other Liens on the Collateral except for Permitted Encumbrances;

(aa)	Adequate accruals have been made for the payment of all Priority Claims and potential Priority Claims, whether or not yet due, unless disputed;

(bb)	Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of Applicable Laws; and

(cc)	All information furnished by or on behalf of the Borrower in writing to the Lender in connection with this Agreement or any transaction contemplated hereby, is true and correct and does not omit any fact necessary in order to make such information not misleading. No event or circumstance has occurred since January 4, 2009 which has had or could reasonably be expected to have a Material Adverse Effect on the Borrower, which has not been fully and accurately disclosed to the Lender in writing.

All representations and warranties contained in this Agreement or any of the other Credit Documents or in any certificates or other documents delivered to the Lender shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional Borrowing hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

17.	LENDER REPRESENTATIONS:

The Lender represents and warrants as follows:

(a)	The Lender is a corporation existing under the laws of the Province of Ontario and has all necessary corporate power and authority to carry on its business as now being conducted by it, and to authorize, create, execute, deliver and perform all of its obligations under this Agreement; and

(b)	This Agreement and each of the documents executed by the Lender in connection with this Agreement has been duly executed and delivered by the Lender and constitutes a legal, valid and binding obligation of the Lender enforceable against it in accordance with its respective terms.

18.	COVENANTS:

(a)	The Borrower covenants and agrees with the Lender that:

(i)	it will keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear and casualty events excepted);

(ii)

it will at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. The Borrower shall use commercially reasonable efforts to cause all policies that provide an insurable interest to the Lender to provide for at least thirty (30) days prior written notice to Lender of any cancellation or material reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time a Default or an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and cancelling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its Affiliates. At its option, Lender may retain and hold any insurance proceeds received by Lender at any time as additional cash collateral for the Borrowings or release some or all of such proceeds to the Borrower to fund the cost of repairs or replacement of Collateral;

(iii)	it shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP;

(iv)	it will comply in all material respects with all Applicable Laws;

(v)	it shall defend the Collateral against the claims and demands of all other parties claiming the same or an interest therein;

(vi)	it shall obtain and maintain all Material Permits;

(vii)	it shall continue to make all contributions and pay all premiums required to be made and paid by it to or in respect of the Pension Plans in a timely fashion in accordance with the terms thereof and Applicable Laws;

(viii)	it shall maintain EBITDA (calculated at the end of each period set out below in accordance with U.S. GAAP), which is greater than the minimum EBITDA amounts set out below for the quarterly periods ended on the dates set out below:

Period End	Minimum EBITDA

July 5, 2009	$4,200,000

October 4, 2009	$14,920,000

January 3, 2010	$19,360,000

April 4, 2010	$14,000,000

July 4, 2010	$11,900,000

(ix)	it shall maintain Equity (calculated at the end of each period set out below in accordance with U.S. GAAP), which is greater than the minimum Equity amounts set out below for the period end dates set out below:

Period End Dates	Minimum Equity

July 5, 2009	$101,000,000

October 4, 2009	$104,000,000

January 3, 2010	$109,000,000

April 4, 2010	$113,000,000

July 4, 2010	$114,000,000

(x)	it shall pay or cause to be paid, when due (A) all taxes, rates, assessments, surtaxes, contributions and governmental charges or levies (including interest and penalties) imposed upon or against it or upon or against it’s properties, assets, income, sales, capital or profit or any other property belonging to it (unless the same are being disputed diligently and in good faith by the Borrower and being contested by the Borrower by proper proceedings, it being acknowledged that the Lender may, to the extent of same, increase its reserves pursuant to Paragraph 5(e) of this Agreement), and (B) Priority Claims. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loan, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Borrowings and the termination or non-renewal of this Agreement;

(xi)	it shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a certified copy of the Articles of Amendment of Borrower providing for the name change immediately following its filing;

(xii)	it shall promptly cure or cause to be cured any defects in the execution and delivery of any of the Credit Documents or any defects in the validity or enforceability of any of the Security Agreements and at its expense, execute and deliver or cause to be executed and delivered, all such agreements, instruments and other documents as the Lender may consider necessary or desirable for the foregoing purposes; and

(xiii)	at the Borrower’s cost and expense, upon reasonable request of the Lender, it shall execute and deliver to the Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Lender to carry out more effectually the provisions and purposes of the Credit Documents.

(b)	The Borrower covenants and agrees that it will not, at any time, directly or indirectly, without the prior written consent of the Lender:

(i)	permit any change of control such that it would not be ultimately wholly-owned by BBI or any material change in its business or operations;

(ii)

create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) liens and security interests of Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; and (d) Permitted Encumbrances;

(iii)	sell, assign, lease, transfer or otherwise dispose of any of its assets, other than in the ordinary course of business;

(iv)	dispose of, acquire or establish any subsidiary;

(v)	redeem or repurchase any securities issued by it;

(vi)	subject to Paragraph 18(d) of this Agreement, from and after and during the continuance of a Default, declare, make or pay any Distributions;

(vii)	purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with Borrower, except pursuant to the License Agreements or in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with an unaffiliated person; or make any payments of consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower except pursuant to the License Agreements and reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business; or make any payments of management bonuses other than to employees of the Borrower in the ordinary course of business and consistent with past practices;

(viii)	reimburse any expenses paid or otherwise incurred by anyone, except to the extent that those expenses were incurred in the ordinary course of business and are reasonable in amount;

(ix)

have any place of business or keep or store any material tangible personal property outside of those jurisdictions (or registration districts within such jurisdictions) set forth in the Disclosure Schedule (i) except upon 30 days’ written notice to the Lender; and (ii) unless the Borrower has done or caused to be done all such acts and things and executed and delivered or caused to be executed and delivered all such deeds, transfers, assignments and instruments (including opinions of counsel to the Borrower) as the Lender may reasonably require such that the Lender, shall continue to have a first priority perfected security interest (whether by way of registration or otherwise and subject only to Permitted Encumbrances) over all of the personal property of the Borrower except where the Lender, acting reasonably, determines that the cost of obtaining such perfected security interest over an asset exceeds the benefit to it of obtaining such security interest;

(x)	other than Distributions when permitted pursuant to this Agreement, make any payments or transfer any of its undertaking, properties, rights or assets to any person without due consideration which in any manner diverts, or results or could result in the diversion of, assets and/or opportunities of the Borrower to such other person;

(xi)	allow any amendment to (i) any Material Permit, constating document or by-law of the Borrower, or (ii) to any shareholder agreement applicable to the Borrower, if such amendment could reasonably he expected to have a Material Adverse Effect;

(xii)	change its name, or the location of its place of business, if it has only one place of business, or its chief executive office without giving the Lender 30 days prior written notice;

(xiii)	unless the proceeds thereof are utilized to pay and repay in full all amounts owing and payable to the Lender by the Borrower pursuant to this Agreement, enter into any transaction (whether by way of amalgamation, merger, winding-up, consolidation, reorganization, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, properties, rights or assets would become the property of any other person or entity, or in the case of amalgamation, of the continuing corporation resulting therefrom;

(xiv)	permit its insurance coverage, as required in this Agreement, to lapse at any time;

(xv)	subject to Paragraph 18(d) of this Agreement, from and after and during the continuance of a Default, make a payment to any shareholder in respect of any shareholder loan owing to such shareholder or make a payment to any Affiliate in respect of any intercompany loan owing to such Affiliate;

(xvi)	subject to Paragraph 18(d) of this Agreement, except as otherwise permitted pursuant to this Agreement and except for advances as prepayments to suppliers in the ordinary course of business, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the shares or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any person (including, without limitation, BBI or BCI) or agree to do any of the foregoing;

(xvii)

open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts, the Initial Blocked Account, the Disbursement Account and the accounts shown on Schedule “I” hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender;

(xviii)	(A) amend in a manner that may adversely impair the Lender’s rights thereunder or terminate either of the License Agreements without the Lender’s consent, or (B) amend or terminate any of the Supply Agreements unless the Borrower provides the Lender with at least seven (7) days prior written notice thereof, it being acknowledged that the Lender may in respect thereof increase its reserves pursuant to paragraph 5(e) of this Agreement;

(xix)	make or incur capital expenditures in any fiscal year in the aggregate in excess of $6,000,000 without the prior written consent of the Lender;

(xx)	subject to Paragraph 18(d) of this Agreement, and except as otherwise permitted in this Paragraph 18(b), incur, create, assume, become or be liable in any manner with respect to, permit to exist, or repay any indebtedness or obligations, except for arm’s length trade debts, obligations or other liabilities incurred in the ordinary course of business; or

(xxi)	acknowledging that its business and financial relationships with Lender are unique from its relationship with any other of its creditors, Borrower agrees that it shall not file any plan of arrangement under the CCAA (“CCAA Plan”) which provides for, or would permit directly or indirectly, Lender to be classified with any other creditor of Borrower for purposes of such CCAA Plan or otherwise.

(c)	On request by the Lender from time to time, the Borrower shall give Canada Revenue Agency and other Governmental Entities written authorization to disclose to the Lender the status of any Priority Claims. The Borrower hereby grants its consent (such grant to remain in force as long as this Agreement is in effect or any Borrowings are outstanding) to any person having information relating to any potential Priority Claim to release such information to the Lender at any time upon its written request for the purpose of assisting the Lender to evaluate the financial condition of the Borrower.

(d)	The covenants set out in Paragraphs 18(b)(vi), 18(b)(xv), 18(b)(xvi) but only in respect of its application to BBI and its Affiliates, and 18(b)(xx) shall only have effect from and after the Restatement Effective Date.

19.	INVENTORY COVENANTS:

With respect to the Borrower’s inventory: (a) Borrower shall at all times maintain inventory records satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the inventory at least once each year, but at any time or times as Lender may request on or after and during the continuance of an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales or returns to vendors of inventory in the ordinary course of Borrower’s business and except to move inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender’s request, Borrower shall, at its expense, no more than twice in any twelve (12)

month period, but at any time or times as Lender may request on or after and during continuance of a Default or an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) upon Lender’s request, Borrower shall, at its expense, once in each calendar quarter during the term of this Agreement, deliver or cause to be delivered to Lender written desktop appraisals as to the inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (f) Borrower shall produce, use, store and maintain the inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with Applicable Laws; (g) Borrower assumes all responsibility and liability arising from or relating to the sale or other disposition of the inventory; (h) Borrower shall keep the inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Lender, acquire or accept any inventory on consignment or approval except pursuant to the Supply Agreements in the ordinary course of business. Risk of loss in respect of any or all inventory, including while in transit from a supplier, shall at all times remain with Borrower. In no event shall Lender be liable for any loss or damage to inventory, no matter how or when occasioned.

20.	EQUIPMENT COVENANTS:

With respect to Borrower’s equipment: (a) upon Lender’s request, Borrower shall, at its expense, at any time or times as Lender may request on or after and during the continuance of a Default or an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrower shall keep the equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all Applicable Laws; (d) the equipment is and shall be used in Borrower’s business and not for personal, family, household or farming use; (e) Borrower shall not remove any equipment from the locations set forth or permitted herein, except to the extent necessary to have any equipment repaired or maintained in the ordinary course of the business of Borrower or to move equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the equipment is now and shall remain personal property and Borrower shall not permit any of the equipment to be or become a part of or affixed to real property except in the ordinary course of business; and (g) Borrower assumes all responsibility and liability arising from the use of the equipment.

21.	REPORTS:

The Borrower shall, in a form and manner prescribed by the Lender (which may include by fax and/or e-mail), deliver to the Lender the following, signed by one of the general manager, the controller or the chief financial officer of the Borrower:

(a)	daily by the end of each Business Day, its total sales completed on the preceding Business Day and its total cash receipts received from customers on the preceding Business Day;

(b)	monthly, by the twentieth (20th) Business Day of each Fiscal Month in respect of the preceding Fiscal Month, an aged accounts payable schedule, detailed inventory schedule and summary trial balance;

(c)	monthly, by the twenty-fifth (25th) Business Day of each Fiscal Month, monthly unaudited (consolidated if relevant) financial statements, and, if Borrower has any subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and, if the Borrower then has any, its subsidiaries in respect of the preceding Fiscal Month and, as well, on a year to date basis through such Fiscal Month;

(d)

monthly, by the twenty-fifth (25th) Business Day of each Fiscal Month in respect of the preceding Fiscal Month, a copy of the Business overview report with respect to such preceding month which is submitted to head office;

(e)	unaudited quarterly financial statements within 30 days after the last day of each of the first 3 financial quarters of the Borrower;

(f)	forthwith upon completion and in no event later than ninety (90) days after the end of each fiscal year, audited (consolidated if relevant) financial statements and, if Borrower has any subsidiaries, audited consolidating financial statements of Borrower and its subsidiaries, including in each case balance sheets, statements of income and loss, statements of changes in financial position and statements of shareholders’ equity, and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries, if any, as of the end of and for such fiscal year, together with the unqualified opinion of independent chartered accountants, which accountants shall be an independent accounting firm selected by Borrower and acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries, if any, as of the end of and for the fiscal year then ended;

(g)	such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, request and an annual financial plan from the Borrower no later than six (6) days after the beginning of each financial year of the Borrower.

(h)	as soon as available, and in any event within five (5) Business Days after the Borrower learns of the occurrence of a Material Adverse Change with respect to the Borrower or BBI or any event which constitutes, or which, with notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of this Agreement, or any other Credit Document, a statement setting forth the details of such Material Adverse Change or such event, as the case may be;

(i)	prompt notice in writing of the details of (A) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Borrowings or which would result in any Material Adverse Change in Borrower’s business, properties, assets, goodwill or condition, financial or otherwise and whether pending or to the Borrower’s knowledge threatened; and (B) the occurrence of any Default or Event of Default;

(j)	from time to time upon the reasonable request of the Lender, evidence of the maintenance of’ all insurance required to be maintained pursuant to this Agreement, including copies as the Lender may reasonably request of policies, certificates of insurance, riders, endorsements and proof of premium payments;

(k)	within five (5) days after the end of each Fiscal Month, to the extent not included in a Monthly Borrowing Base Report, a certificate, in form and content satisfactory to Lender, certifying: (A) that Borrower has paid in full all rent and other amounts due and payable with respect to any premises leased or occupied by Borrower during such Fiscal Month (or identifying any non-payments and details of any dispute related thereto); and (B) that all insurance policies of Borrower are in good standing, have not been amended and all premiums in respect thereof have been paid and are up to date;

(l)	within thirty (30) days after the end of each Fiscal Month, a compliance certificate, in a form prescribed by the Lender, with respect to compliance by Borrower with the financial covenants set forth in Paragraphs 18(a)(viii) and 18(a)(ix) and such other matters relating to Borrower as Lender may from time to time request;

(m)	copies of any and all compliance certificates and communications regarding any notices of default provided to any third party pursuant to the U.S. Credit Agreement; and

(n)	such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request.

The Lender acknowledges that, to the extent that the Borrower’s current practice is to prepare reports, statements or other financial information in accordance with U.S. GAAP, it will accept the same as so prepared. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower’s expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

22.	FIELD EXAMINATIONS:

The Borrower acknowledge that the Lender and its examiners shall be permitted to conduct periodic field examinations of the Collateral and operations of the Borrower, such examinations not to exceed four (4) in any calendar year prior to a Default or Event of Default which is continuing and more frequently as the Lender may determine in its sole discretion thereafter provided that, other than from and after a Default or Event of Default, the aggregate expense to the Borrower in respect of field examinations shall not exceed $150,000 during the Term of this Agreement.

23.	EXPENSES:

(a)

Borrower shall, whether or not any funds are advanced under the Loan, pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable by or on behalf of the Lender in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Borrower’s obligations and liabilities to Lender, Lender’s rights in the Collateral, this Agreement, the other Credit Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including PPSA financing statement and other similar filing and recording fees and taxes, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting cheques and other items of payment, and establishing and maintaining the Blocked Accounts; (d) charges, fees or expenses charged by any bank or issuer in connection with the Blocked Accounts; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Borrower’s obligations and liabilities to Lender, enforcing the security interests and Liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Credit Documents or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower’s operations; (h) the conduct by the Lender of its due diligence; (i) ongoing monitoring by the Lender of the Loan; and (j) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

(b)	The Borrower shall indemnify and hold the Lender and each of its officers, directors, employees and agents (each an “Indemnified Person”) harmless from, and shall pay to such Indemnified Person on demand any reasonable amounts required to compensate the Indemnified Person for, any claim or loss suffered by, imposed on, or asserted against, the Indemnified Person as a result of, connected with or arising out of (i) conducting a due diligence investigation of the operations and undertakings of the Borrower, (ii) the preparation, execution and delivery of, preservation of rights under, enforcement of, or refinancing, renegotiation or restructuring of, the Credit Documents and any related amendment, waiver or consent; (iii) any advice of counsel as to the rights and duties of the Lender with respect to the administration of the Credit Facility, the Credit Documents or any transaction contemplated under the Credit Documents; (iv) a default by the Borrower hereunder and any enforcement proceedings relating to any of the Credit Documents; (v) any proceedings brought against the Indemnified Person due to the Lender entering into any of the Credit Documents, performing its obligations under the Credit Documents, providing any Borrowing or any use of any Borrowing by the Borrower; provided that the Borrower shall have no obligation to indemnify any Indemnified Person for any of the foregoing to the extent determined by a judgment of a court of competent jurisdiction to have arisen from such Indemnified Person’s gross negligence, wilful misconduct or fraud or default by the Lender or such other Indemnified Person under any of the Credit Documents or breach of Applicable Law by the Lender or such other Indemnified Person.

(c)	The provisions of this Paragraph 23 shall survive the termination of this Agreement and the repayment of all amounts owing hereunder.

24.	DEPOSIT:

The Lender acknowledges receipt of a deposit in the sum of One Hundred and Seventy-five Thousand Dollars ($175,000.00) to be applied upon execution of this Agreement against the amounts owing by the Borrower under this Agreement, including Paragraph 23. Any amount thereof not so applied at the time of execution of this Agreement shall be applied against interest payable hereunder.

25.	EVENTS OF DEFAULT:

Without limiting any other rights of the Lender under this Agreement, if any one or more of the following events (herein an “Event of Default”) has occurred or exists and is continuing:

(a)	the Borrower fails to pay when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Lender;

(b)	there is a breach by the Borrower of any other term or condition contained in any Credit Document or in any other agreement with the Lender to which the Borrower is a party and such breach continues for ten (10) days after the Borrower shall have received written notice of same. For the purposes of this Paragraph, from and after the Restatement Effective Date the covenants referred to in Paragraph 18(d) of this Agreement shall be deemed to have been in effect since the execution of this Agreement notwithstanding Paragraph 18(d) of this Agreement;

(c)	any default by Borrower under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favour of any person other than Lender, in any case in an amount in excess of $500,000, which default continues for more than the applicable cure period, if any, with respect thereto, and such indebtedness or obligation becomes due and payable as a result thereof, or any default by Borrower under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

(d)	Borrower becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, proposes to make, makes or sends notice of a bulk sale or calls a meeting of its creditors or principal creditors;

(e)	a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by Borrower for all or any part of its property including, without limitation, if Borrower shall:

(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets;

(ii)	be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy;

(iii)	make a general assignment for the benefit of creditors;

(iv)	file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors;

(v)	take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

(vi)	take any corporate action for the purpose of effecting any of the foregoing;

(f)	a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against the Borrower or all or any part of its properties and, provided Borrower is in good faith and with due diligence disputing, defending or otherwise contesting such petition, case or proceeding, such petition, case or proceeding is not dismissed within sixty (60) days after the date of its filing or the Borrower shall file any answer admitting or not contesting such petition, case or proceeding or indicates its consent to, acquiescence in or approval of, any such petition, case or proceeding or the relief requested is granted sooner;

(g) (i)	BBI becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, proposes to make, makes or sends notice of a bulk sale or calls a meeting of its creditors or principal creditors;

(ii)	a petition, case or proceeding under title 11 of the United States Code or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, reorganization, receivership, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity) is filed or commenced by BBI for all or any part of its property including, without limitation, if BBI shall:

(A)	apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets;

(B)	be unable, or admit in writing its inability, to pay its debts as they mature or commit any other act of bankruptcy;

(C)	make a general assignment for the benefit of creditors;

(D)	file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorim or arrangement with its creditors;

(E)	take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

(F)	take any corporate action for the purpose of effecting any of the foregoing;

(iii)	a petition, case or proceeding under title 11 of the United States Code or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against BBI or all or any part of its properties and, provided BBI is in good faith and with due diligence disputing, defending or otherwise contesting such petition, case or proceeding, such petition, case or proceeding is not dismissed within sixty (60) days after the date of its filing or BBI shall file any answer admitting or not contesting such petition, case or proceeding or indicates its consent to, acquiescence in or approval of, any such petition, case or proceeding or the relief requested is granted sooner;

(h)	prior to the Restatement Effective Date, any of the conditions contained in the U.S. Credit Amending Agreement which are required to be satisfied in order for the amendments and restatements provided for therein to become effective, being or becoming, in the opinion of the Lender, incapable of being satisfied on or prior to the Restatement Effective Date;

(i)	the occurrence of the Restatement Effective Date without the amendments and restatements provided for in the U.S. Credit Amending Agreement having become effective as contemplated therein;

(j)	on or after the amendments and restatements provided for in the U.S. Credit Amending Agreement becoming effective, an Event of Default occurring under (and as defined in) the U.S. Credit Agreement and the acceleration of the outstanding obligations thereunder;

(k)	a default occurs under either of the License Agreements, either of the License Agreements is terminated, or any of the rights of the Borrower under either of the License Agreements are reduced, limited or otherwise adversely affected;

(l)	the Borrower does not use its reasonable best efforts to establish the Blocked Accounts and enter into the Blocked Account Agreements within thirty (30) days following the execution of this Agreement or the Borrower does not deposit funds from any source (other than Excluded Cash) into the Initial Blocked Account or Blocked Accounts or deposits any funds from any source into an account other than the Blocked Account except as permitted by this Agreement or expressly in writing by Lender;

(m)	any judgment for the payment of money is rendered against the Borrower in excess of $500,000 in any one case or in excess of $1,000,000 in the aggregate and, provided Borrower is in good faith and with due diligence proceeding to have same discharged or vacated, shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any of its assets;

(n)	any mortgage, charge, Lien, security interest or other encumbrance affecting any material real or personal property of the Borrower becomes enforceable;

(o)	any Material Permit shall be revoked or cancelled by the issuing party or other Governmental Entity having jurisdiction;

(p)	a Material Adverse Change shall have occurred since the date of this Agreement;

(q)	any audited consolidated financial statements of the Borrower are qualified in any respect by the Borrower’s independent auditors;

(r)	a receiver is appointed over any property of the Borrower or any judgment or order or process of any court becomes enforceable against the Borrower or any of its property or any creditor takes possession of any property of the Borrower;

(s)	the Borrower makes a payment to any Affiliate in respect of any loan owing to such Affiliate, except as otherwise permitted hereunder;

(t)	any course of action is undertaken by the Borrower which would result in its reorganization, amalgamation or merger with another entity or the transfer of all or substantially all of its assets or the Borrower dissolves or suspends or discontinues doing business;

(u)	any Security Agreement is or becomes illegal, invalid, prohibited or unenforceable and/or ceases to rank in the priority contemplated herein against the property charged thereunder;

(v)	any representation or warranty made by the Borrower in any Credit Document or in any certificate or other document delivered to the Lender in connection herewith is when made or deemed made false or misleading in any material respect; or

(w)	in the opinion of the Lender, any adverse change has occurred in the financial condition or business of the Borrower which may impair its ability or willingness to perform any of its obligations to the Lender or the Lender considers the security held to secure the Loan to be in jeopardy or the Lender considers itself insecure, and the Lender continues to have such opinion in respect of such impairment, jeopardy or insecurity for at least fifteen (15) Business Days after the Borrower shall have received written notice of same;

then, in such event, the ability of the Borrower to make further Borrowings under this Agreement shall immediately terminate and the Lender may, by written notice to the Borrower (it being acknowledged that such notice may be immediate), declare the Borrowings outstanding hereunder to be immediately due and payable. Upon receipt of such written notice, the Borrower shall immediately pay to the Lender all Borrowings outstanding under this Agreement and all other obligations of the Borrower to the Lender in connection therewith.

Upon a declaration that the Borrowings outstanding hereunder are immediately due and payable pursuant to this Paragraph 25, the Lender may commence such legal action or proceedings as the Lender in its sole discretion deems expedient, including the commencement of enforcement proceedings under the Credit Documents, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action or notice, all of which are expressly waived by the Borrower.

At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Credit Documents, the PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower, except as such notice or consent is expressly provided for hereunder or required by Applicable Laws. All rights, remedies and powers granted to Lender hereunder, under any of the other Credit Documents, the PPSA or other Applicable Laws, are cumulative, not exclusive and enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Credit Documents. Lender may, at any time or times, proceed directly against Borrower to collect its indebtedness and liabilities owing to the Lender without prior recourse to the Collateral.

Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may on written notice (it being acknowledged that such notice may be immediate) to the Borrower, in its discretion and without limitation, (i) accelerate the payment of all Borrowings and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Paragraphs 25(d), (e), (f), (g) or (r), all Borrowings shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral and carry on the business of Borrower, (iii) require Borrower, at Borrower’s expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, set-off and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower, (vii) borrow money and use the Collateral directly or indirectly in carrying on Borrower’s business or as security for loans or advances for any such purposes, (viii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with Borrower, debtors of Borrower, sureties and others as Lender may see fit without prejudice to the liability of Borrower or Lender’s right to hold and realize the security interest created under any Credit Document, and/or (ix) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Borrowings shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Borrowings, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement including legal costs and expenses.

Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making advances hereunder or reduce the lending formulas or amounts of advances hereunder available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future advances hereunder to be made by Lender to Borrower.

Lender may appoint, remove and reappoint any person or persons, including an employee or agent of Lender to be a receiver (the “Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Borrower and not of Lender, and Lender shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, his employees or agents. Except as otherwise directed by Lender, all money received by such Receiver shall be received in trust for and paid to Lender. Such Receiver shall have all of the powers and rights of Lender described in this Agreement. Lender may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

Borrower shall pay all costs, charges and expenses incurred by Lender or any Receiver or any nominee or agent of Lender, whether directly or for services rendered (including, without limitation, solicitor’s costs on a solicitor and his own client basis, auditor’s costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Credit Document and in enforcing or collecting Borrowings and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower’s true and lawful attorney-in-fact, and authorizes Lender, in Borrower’s or Lender’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing: (i) demand payment on accounts or other proceeds of inventory or other Collateral, (ii) enforce payment of accounts by legal proceedings or otherwise; (iii) exercise all of Borrower’s rights and remedies to collect any account or other Collateral; (iv) sell or assign any account upon such terms, for such amount and at such time or times as Lender deems advisable; (v) settle, adjust, compromise, extend or renew an account; (vi) discharge and release any account; (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor; (viii) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower; and (ix) do all acts and things which are necessary, in Lender’s determination, to fulfil Borrower’s obligations under this Agreement and the other Credit Documents; and (b) at any time to: (i) take control in any manner of any item of payment or proceeds thereof; (ii) have access to any lockbox or postal box into which Borrower’s mail is deposited; (iii) endorse Borrower’s name upon any items of payment or proceeds thereof and deposit the same in Lender’s account for application to the Borrowings; (iv) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any account or any goods pertaining thereto or any other Collateral; (v) sign Borrower’s name on any verification of accounts and notices thereof to account debtors; and (vi) execute in Borrower’s name and file any PPSA or other financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender’s own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Borrowings and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower’s premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of accounts and realization of other Collateral.

The rights and remedies of the Lender under the Credit Documents are cumulative and are in addition to, and not in substitution for, any other rights or remedies.

26.	GENERAL:

(a)	The Security Agreements contain covenants, representations, warranties and events of default to which the Borrower shall be bound, in addition to any covenants, representations, warranties and events of default herein contained.

(b)	The terms and conditions of this Agreement shall not be merged in, and shall survive, the execution of the Credit Documents. In the event of any conflict or inconsistency between any provision of this Agreement and any of the other Credit Documents, the provisions of this Agreement shall govern and prevail.

(c)	All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or by facsimile transmission addressed to such other party or delivered to such other party as follows:

(i)	to the Borrower at:

401 The West Mall, Suite 1100

Toronto, ON M9C 5J5

Attention: Steve Medlar

Facsimile: 416.621.1976

With a copy to BBI at:

1201 Elm Street

Dallas, TX 75270

Attention: Eric Peterson and Mary Bell

Facsimile: 214.854.4848

(ii)	to the Lender at:

Suite 4320, Royal Trust Tower

77 King Street West

Toronto, ON M5K 1K2

Attention: President

Facsimile: 416.941.9876

or at such other address or facsimile number as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, or, if sent by facsimile transmission, on the date of transmission unless sent on a day which is not a Business Day or after 5:00 p.m. (local time of the recipient) on a Business Day, in which case it shall be deemed to have been received on the next Business Day following the day of such transmission.

(d)	The benefit of this Agreement may not be assigned by the Borrower.

(e) (i)	Subject to Paragraph 26(e)(iii) below, the Lender may in its sole discretion and at its expense arrange for the funding or assignment of all or part of the Loan (whether directly or indirectly), either at the time of the initial advance hereunder or from time to time thereafter, to one or more other persons (which may or may not be affiliated with the Lender). Without limiting the foregoing, the Lender may, at any time and without the consent of the Borrower, assign the whole or any part of its rights and obligations pursuant to this Agreement or any of the Security Agreements or other Credit Documents to any person. The Borrower agrees, at the expense of the Lender (other than the Borrower’s reasonable legal fees and expenses) to enter into all such documents and assurances as may be necessary to facilitate same.

(ii)	The Lender may disclose to potential or actual assignees confidential information regarding the Borrower (including, any such information provided by the Borrower to the Lender); provided that such potential or actual assignee agrees to keep such confidential information confidential and use it solely for evaluation of an assignment or the administration of this Agreement and the other Credit Documents. The Lender shall not be liable for any disclosure of confidential information made pursuant to this Paragraph 26(e).

(iii)

Notwithstanding the foregoing, the Lender shall, except on or after a Default occurring hereunder, require the Borrower’s consent (not to be unreasonably withheld or delayed) where the Lender wishes to assign the whole or more than forty-nine percent (49%) of the Loan and/or of its rights and obligations pursuant to this Agreement or any of the Security Agreements or other Credit Documents as aforesaid.

(f)	Any and all payments made at any time in respect of the Loan or any other obligation hereunder and the proceeds realized from any security held therefor may be applied (and reapplied from time to time notwithstanding any previous application) to such part or parts of the indebtedness of the Borrower as the Lender sees fit.

(g)	Time shall be in all respects of the essence hereof.

(h)	Any provision of this Agreement which is invalid or unenforceable under the laws of any jurisdiction in which this Agreement is sought to be enforced shall, as to such jurisdiction and to the extent such provision is invalid or unenforceable, be deemed severable and shall not affect any other provision of this Agreement.

(i)	In no event shall the interest and all other charges provided for hereunder exceed the maximum aggregate amount that the Lender may collect in compliance with Applicable Law. Notwithstanding anything to the contrary herein contained, if at any time implementation of any provision hereof results in a payment in contravention of the preceding sentence, the amount of the excess shall be applied as a partial prepayment of principal.

(j)	The Lender will not be considered to have waived compliance with or amended any part of this Agreement or any obligations of the Borrower hereunder or under any other document unless such waiver or amendment is specifically set out in writing. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. The Lender shall not be deemed to have waived compliance with any obligation of the Borrower simply because it does not exercise any of its rights or remedies immediately upon the occurrence of a breach thereof.

(k)	No representation or warranty or other statement made by the Lender concerning the Loan shall be binding on the Lender unless made by it herein or in writing as a specific amendment to this Agreement.

(l)	The Lender’s records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Lender.

(m)	All financial or accounting determinations, reports and statements provided for in this Agreement shall be made or prepared in accordance with GAAP applied in a consistent manner.

(n)	The Borrower consents to the obtaining from any credit reporting agency or from any person or entity of such information as the Lender may require at any time.

(o)	This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by facsimile or by electronic transmission in portable document format (PDF) of an executed counterpart of this Agreement is as effective as delivery of an originally executed counterpart of this Agreement.

(p)	This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

(q)	The Borrower and the Lender irrevocably consent and submit to the exclusive jurisdiction of the Ontario Superior Court of Justice and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Security Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Security Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against the Borrower or its property).

Except as otherwise expressly provided herein, all dollar amounts herein are in Canadian Dollars.

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If the arrangements set out in this Agreement are acceptable to you, please sign the enclosed copy of this Agreement in the space indicated below and return the letter to us.

Yours very truly,

CALLIDUS CAPITAL CORPORATION

Per:	/s/ Sam Fleiser
	Name:	Sam Fleiser
	Title:	President

The arrangements set out above are hereby acknowledged and accepted this          day of May, 2009.

BLOCKBUSTER CANADA CO.

Per:	/s/ Steve Medlar
	Name:	Steve Medlar
	Title:	Vice President and Chief Financial Officer

LOAN AGREEMENT SIGNATURE PAGE